EXHIBIT 5.1

OPINION AND CONSENT OF CADES SCHUTTE LLP

October 26, 2012

Matson, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Re:                             Matson, Inc.—Registration Statement on Form S-8 of an aggregate of 4,247,204 Shares of Common Stock (the “Shares”)

Ladies and Gentlemen:

We have acted as special counsel to Matson, Inc., a Hawaii corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,247,204 shares of the Company’s common stock reserved for issuance under the Matson, Inc. Amended and Restated 2007 Incentive Compensation Plan, as assumed by the Company in connection with the recent reorganization of Alexander & Baldwin, Inc. and subsequently conformed to reflect the June 29, 2012, separation of Alexander & Baldwin, Inc. from Matson, Inc., formerly known as Alexander & Baldwin Holdings, Inc., (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s constituent documents and the corporate proceedings taken by the Company in connection with the assumption and implementation of the Plan.  Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to duly authorized award agreements made from time to time under the Plan and in accordance with the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and nonassessable.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Hawaii, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ Cades Schutte LLP

CADES SCHUTTE LLP